Modivcare Announces Successful Refinancing
Denver, CO – July 3, 2024 – Modivcare Inc. (“Modivcare” or the “Company”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions focused on improving health outcomes, today announced the successful refinancing of all outstanding $500 million aggregate principal amount of its 5.875% Senior Notes due 2025 with a new $525 million term loan B, which closed on July 1, 2024. The transaction addressed the Company’s upcoming debt maturities and enhanced financial flexibility to ensure long-term value for our shareholders.
Refinancing Key Highlights:
•Syndicated a new $525 million term loan B, maturing in July 2031.
•Oversubscribed with strong interest from existing and new investors.
•Use of net proceeds to fully redeem all outstanding $500 million aggregate principal amount of the Company’s 5.875% senior unsecured notes due in November 2025.
•Lenders comprising $255 million of the Company’s $325 million revolving credit facility agreed to extend the maturity by an additional 12 months through February 2028 and reduce the minimum liquidity covenant from $100 million to $75 million. The full $325 million revolving credit facility remains accessible for use.
The refinancing was led by JPMorgan Chase Bank, N.A., and respective roles supported by the Company’s bank group. KKR Capital Markets LLC acted as Capital Markets Advisor and Gibson, Dunn & Crutcher LLP served as legal counsel to the Company.
About Modivcare
Modivcare Inc. (Nasdaq: MODV) is a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions for public and private payors and their members. Our value-based solutions address the social determinants of health (SDoH), enable greater access to care, reduce costs, and improve outcomes. We are a leading provider of non-emergency medical transportation (NEMT), personal care services (PCS) and remote patient monitoring (RPM). The Company also holds a minority equity investment in CCHN Group Holdings, Inc. (dba Matrix Medical Network), a leading and independent national provider of in-home comprehensive health assessments. To learn more about Modivcare, please visit www.modivcare.com.

Media
Media.Inquiry@modivcare.com
Investors
Kevin Ellich
Vice President, Head of Investor Relations
Kevin.ellich@modivcare.com

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